Exhibit 99.1

Newtek Business Services Reports Consolidated Pretax Net Income of $248 Thousand

For the Third Quarter 2010

New York, N.Y. – November 10, 2010 - Newtek Business Services, Inc. (NASDAQ: NEWT) (www.newtekbusinessservices.com), The Small Business Authority, a provider of business services and financial products to the small- and medium-sized business market, reported today its financial results for the quarter ended September 30, 2010.

Third Quarter 2010 Overview

•	The Company had consolidated pretax income of $248 thousand; an increase of $1.3 million from the same period last year’s consolidated pretax net loss of $(1.1) million for the quarter.

•	Newtek Small Business Finance originated $15.2 million of SBA loans and had pretax income of $404 thousand as compared to a pretax loss of $(756) thousand for the same period of 2009.

•	Electronic payment processing segment revenue increased 13% and Web hosting segment revenue increased 1% over the same period in 2009.

•	Electronic payment processing and Web hosting segments’ pretax income both increased 24% over the same period in 2009.

•	EBITDA for the three core business segments increased by 54% period over period.

•	The Company is revising its previous 2010 guidance; midpoint indicates achieving positive consolidated pretax net income for 2010 of approximately $500 thousand.

•	The Company is announcing its 2011 guidance and expects midpoint consolidated revenues of $127.6 million and midpoint consolidated pretax income of $3.5 million.

•	Announcing the launch of The Small Business Authority Index and The Small Business Authority Market Sentiment Survey.

Barry Sloane, Chairman, President and Chief Executive Officer of Newtek Business Services, Inc. said, “We are thrilled to report our third quarter results and equally determined to continue to push forward with our successful business plan and strategy. Our favorable third quarter 2010 results and forecast for 2011 are due to our great business performance, strategy and management’s confidence in its ability to execute on its business plan and model. Our quarterly pretax profit, 2010 forecast for pretax profitability and forecast for growth and profits in 2011 is a testimony to all the professionals at Newtek, “The Small Business Authority” who help small businesses across the United States and globally each and every day.

Our positive growth and profitability continues. Our strong rebound and trajectory in small business lending is based on our unique business model, available capital, proven track record within a difficult economic environment, great operational scale and our processing capability. We are announcing today the official launch of the new Small Business Authority website in early January 2011, along with The Small Business Authority Index and The Small Business Authority Market Sentiment Survey. We will release these details at our conference call today along with a comprehensive discussion of our third quarter 2010 results, 2010 annual guidance, and 2011 forecast for Newtek, The Small Business Authority.”

Third Quarter 2010 Financial Results

For the quarter ended September 30, 2010, the Company had consolidated pretax income of $248 thousand, compared to a consolidated pretax loss of $(1.1) million for the same period in 2009, an improvement of $1.3 million. The Company reported a consolidated net loss of $(318) thousand or $(0.01) per share for the third quarter of 2010, compared to consolidated net income of $782 thousand, or $0.02 per share for the third quarter of 2009. Net loss for the 2010 quarter was impacted by a provision for deferred income taxes resulting from an increase in projected income for the year.

For the quarter ended September 30, 2010, total consolidated revenue increased $2.4 million, or 9%, to $29.2 million compared to $26.8 million one year ago. Total revenue from the three core business services segments (electronic payment processing, web hosting and small business finance) increased to $28.3 million, or 16%, in the third quarter of 2010 compared with $24.3 million for the third quarter of 2009. These three segments represented approximately 97% and 91% of total revenue in the third quarters of 2010 and 2009, respectively.

Revised Outlook for 2010

The Company is revising its 2010 guidance to reflect consolidated revenues of between $112.4 million and $113.1 million. In 2010, we expect consolidated pretax income of between $0 and $1.0 million. Annual guidance by segment for revenue, pretax income (loss) and EBITDA will be provided in the conference call presentation today, Wednesday November 10, 2010 at 4:15 p.m. ET and will be available in the ‘Events & Presentation’ section of the Investor Relations portion of Newtek’s website at www.newtekbusinessservices.com.

Outlook for 2011

The Company expects 2011 consolidated revenues to be between $124.4 million and $130.8 million. In 2011, it expects pretax income of between $2.0 million and $5.0 million. Annual guidance by segment for revenue, pretax income (loss), and EBITDA will also be provided in today’s conference call presentation.

Use of Non-GAAP Financial Measures

In evaluating its business, Newtek considers and uses EBITDA as a supplemental measure of its operating performance. The Company defines EBITDA as earnings before interest expense, taxes, depreciation and amortization. The Company also presents EBITDA because it believes it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance.

The term EBITDA is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income (loss), operating performance or liquidity presented in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool and, when assessing the Company’s operating performance, investors should not consider EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, EBITDA does not reflect the Company’s actual cash expenditures. Other companies may calculate similar measures differently than Newtek, limiting their usefulness as comparative tools. Newtek compensates for these limitations by relying primarily on its GAAP results supplemented by EBITDA.

Third Quarter 2010 Conference Call and Webcast

A conference call to discuss these results will be hosted by Barry Sloane, Chairman, President and Chief Executive Officer, and Seth Cohen, Chief Financial Officer, today, Wednesday, November 10, 2010 at 4:15 p.m. ET. The live conference call can be accessed by dialing (760) 666-3611 (domestic) or (877) 303-6993 (international).

A live audio webcast of the call and the corresponding presentation will be available in the ‘Events & Presentation’ section of the Investor Relations portion of Newtek’s website at http://www.newtekbusinessservices.com. A replay of the webcast with the corresponding presentation will be available on Newtek’s website shortly following the live presentation. The telephone replay can be accessed by dialing (706) 645-9291 (domestic) or (800) 642-1687 (international) and entering passcode 14819817. Both web-based and telephonic replays will be available through November 27, 2010.

About Newtek Business Services, Inc.

Newtek Business Services, Inc., The Small Business Authority, is a direct distributor of a wide range of business services and financial products to the small- and medium-sized business market under the NewtekTM brand. Since 1999, Newtek has helped small- and medium-sized business owners realize their potential by providing them with the essential tools needed to manage and grow their businesses and to compete effectively in today’s marketplace. Newtek provides one or more of its services to over 100,000 business accounts and has positioned the Newtek(TM) brand as a one-stop-shop provider of such business services. According to the U.S. Small Business Administration, there are over 29.6 million small businesses in the United States, which in total represent 99.7% of all employer firms.

Newtek’s business service lines include:

•

Electronic Payment Processing: eCommerce, electronic solutions to accept non-cash payments, including credit and debit cards, check conversion, remote deposit capture, ACH processing, and electronic gift and loyalty card programs.

•	Web Hosting: Full-service web host which offers eCommerce solutions, shared and dedicated web hosting and related services including domain registration and online shopping cart tools.

•	Business Lending: Broad array of lending products including SBA 7(a) and SBA 504 loans.

•	Insurance Services: Commercial and personal lines of insurance, including health and employee benefits in all 50 states, working with over 40 insurance carriers.

•	Web Services: Customized web design and development services.

•	Data Backup, Storage and Retrieval: Fast, secure, off-site data backup, storage and retrieval designed to meet the specific regulatory and compliance needs of any business.

•	Accounts Receivable Financing: Receivable purchasing and financing services.

•	Payroll: Complete payroll management and processing services.

Note Regarding Forward Looking Statements

Statements in this press release including statements regarding Newtek’s beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions which could cause Newtek’s actual results to differ from management’s current expectations are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov.

For more information, please visit www.newtekbusinessservices.com.

Contact:

Newtek Business Services, Inc.

Barry Sloane

Chairman and CEO

212-356-9500

bsloane@newtekbusinessservices.com

Public Relations Contact:

Rubenstein Public Relations, Inc.

Adam Mazur

212-843-9222

amazur@rubensteinpr.com

NEWTEK BUSINESS SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

(In Thousands, except for Per Share Data)

	Three Months ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Operating revenues	$29,202	$26,812	$83,061	$78,010

Net change in fair market value of:
Liability on SBA loans transferred, subject to premium recourse	50	—	2,076	—
Credits in lieu of cash and notes payable in credits in lieu of cash	(44)	34	130	1,044

Total net change in fair market value	6	34	2,206	1,044

Operating expenses:
Electronic payment processing costs	17,456	15,370	50,580	42,424
Salaries and benefits	4,677	4,410	14,365	13,717
Interest	1,023	2,668	3,307	8,790
Depreciation and amortization	1,155	1,313	3,586	4,532
Provision for loan losses	658	387	1,511	1,320
Other general and administrative costs	3,991	3,797	12,030	12,223

Total operating expenses	28,960	27,945	85,379	83,006

Income (loss) before income taxes	248	(1,099)	(112)	(3,952)
(Provision) benefit for income taxes	(590)	1,244	77	2,389

Net (loss) income	(342)	145	(35)	(1,563)
Net loss attributable to non-controlling interests	24	637	181	732

Net (loss) income attributable to Newtek Business Services, Inc.	$(318)	$782	$146	$(831)

Weighted average common shares outstanding - basic	35,659	35,631	35,651	35,625

Weighted average common shares outstanding - diluted	35,659	35,756	35,795	35,625

(Loss) income per share - basic and diluted	$(0.01)	$0.02	$0.00	$(0.02)

NEWTEK BUSINESS SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2010 AND DECEMBER 31, 2009

(In Thousands, except for Per Share Data)

	September 30, 2010	December 31, 2009
	Unaudited
ASSETS
Cash and cash equivalents	$7,301	$12,581
Restricted cash	9,068	6,739
Broker receivable	7,858	6,467
SBA loans held for investment (net of reserve for loan losses of $3,902 and $3,985, respectively)	24,899	23,257
Accounts receivable (net of allowance of $570 and $211, respectively)	9,455	5,012
SBA loans held for sale	753	200
Prepaid expenses and other assets (net of accumulated amortization of deferred financing costs of $2,668 and $2,491, respectively)	7,845	7,502
Servicing asset (net of accumulated amortization and allowances of $5,027 and $4,539, respectively)	2,192	2,436
Fixed assets (net of accumulated depreciation and amortization of $14,172 and $12,276, respectively)	3,012	3,631
Intangible assets (net of accumulated amortization of $11,454 and $10,299, respectively)	3,138	4,218
SBA loans transferred, subject to premium recourse	19,831	—
Credits in lieu of cash	38,153	51,947
Goodwill	12,092	12,092

Total assets	$145,597	$136,082

LIABILITIES AND EQUITY
Liabilities:
Accounts payable and accrued expenses	$10,240	$8,314
Notes payable	17,950	16,298
Deferred revenue	1,827	1,862
Liability on SBA loans transferred, subject to premium recourse	19,895	—
Notes payable in credits in lieu of cash	38,153	51,947
Deferred tax liability	3,372	3,634

Total liabilities	91,437	82,055

Commitments and contingencies
Equity:
Newtek Business Services, Inc. stockholders’ equity:
Preferred stock (par value $0.02 per share; authorized 1,000 shares, no shares issued and outstanding)	—	—
Common stock (par value $0.02 per share; authorized 54,000 shares, 36,701 and 36,674 issued, respectively; 35,666 and 35,648 outstanding, respectively, not including 83 shares held in escrow)	734	733
Additional paid-in capital	57,329	57,302
Accumulated deficit	(4,729)	(4,974)
Treasury stock, at cost (1,035 and 1,026 shares, respectively)	(663)	(649)

Total Newtek Business Services, Inc. stockholders’ equity	52,671	52,412
Non-controlling interests	1,489	1,615

Total equity	54,160	54,027

Total liabilities and equity	$145,597	$136,082